Exhibit 5.1

BINGHAM MCCUTCHEN LLP 150 Federal Street Boston, MA 02110 Tel: 617-951-8000 Fax: 617-951-8736

November 12, 2002

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Virginia 20191

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for NII Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about November 12, 2002 (the “Registration Statement”).

     The Registration Statement covers the registration of 2,222,222 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), which are issuable by the Company pursuant to its 2002 Management Incentive Plan (the “Plan”).

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or awards pursuant to the Plan and against the payment of the purchase price therefor as specified in such Plan or documents governing such awards, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP BINGHAM MCCUTCHEN LLP